John Milton
Florida Rock Properties, Inc.
August 5, 2019
12:00 PM CT

Operator: The following is a recording for John Milton, with the Florida Rock Properties, Inc. on Monday, August 5th, 2019 at 12:00 PM Central Time. Excuse me, everyone, we now have John Baker, Executive Chairman and CEO of FRP Holdings, Incorporated in conference. Please be aware that each of your lines is in a listen only mode. At the conclusion of John Baker's presentation, we will open the floor for questions. At that time, instructions will be given as to the procedure to follow if you would like to ask a question. I would now like to turn the conference over to John Baker. Mr. Baker, you may begin.

John Baker: Thank you very much, and welcome to everyone. My name is John Baker, and I am Chairman of FRB Holdings, Inc. With me today are
David deVilliers, Jr., our President, John Milton, now our General Counsel, John Baker, III, our CFO, David deVilliers III, our Executive VP and
John Klopfenstein, our Chief Accounting Officer. Let me remind you that any statements made on this call, which relate to the future or by their very nature, subject to risks and uncertainties, that could cause actual results and events to differ materially from those indicated in such forward looking statements. These include but are not limited to risks generally associated with real estate investing as well as other risks listed from time to time in our SEC filings. With the sale of one office building and one warehouse building during the quarter for a combined consideration of approximately $20 million, we have almost completely transformed our company in the past year. David deVilliers will outline our progress, but sufficed to say, our primary task is to redeploy the proceeds of the warehouse sale into higher performing projects that will conservatively and substantially grow our net asset value over time. We believe that we can bring the most value, by finding development projects, generally in partnership with experienced developers, to generate much higher returns than our traditional industrial portfolios. We like opportunities where we can utilize 1031's and/or opportunity zone investments to reduce the tax bite of being a C corporation, but we are focused on the quality of the project and the quality of our partner as our primary criteria, so that the tax savings are a benefit, but not a driving force. We're excited about our existing projects and some new ones that we're looking at and believe that they will serve us well for a long time. David, please walk us through our developments as they stand today.

David deVilliers: Thank you, John. And good day to those on the call this afternoon. As a follow-up to John's opening remarks, we've been busy continuing the redeployment of capital in the future opportunities for the business. I'll provide greater detail as I get into the highlights of the development section. Relative to our asset management segment, of the 43 buildings we owned and managed at the beginning of 2018, all that remains is our home office building in Baltimore and the vacant lot that once held the corporate management's (ph 0:03:40.4) offices in Jacksonville that is still leased to a third party tenant. During the quarter, we completed the sale of the office building at 7030 Dorsey Road in Anne Arundel County to a local family's office development company for $8.8 million, and sold a 110,875 square foot warehouse at 1502 Quarry Drive for $11.7 million to the same subsidiary of the Blackstone Group that purchased our warehouse platform in May of last year. Some of the sales proceeds were used as part of a reverse 1031 strategy for the purchase of our Cranberry Run Business Park. And we're in the process of seeking out and identifying other assets deemed suitable to perfect tax deferrals with the balance of the fund. Subsequent to our acquisition of the Cranberry Business Park in the first quarter of '19, we completed significant redevelopment efforts, totaling over $1.0 million, to increase the marketability and value, and have enjoyed some early leasing success, bringing the project to 33 percent leased and occupied as of the end of this quarter. Cranberry Run is a five building industrial park in Harford County, Maryland, totaling 268,010 square feet of industrial flex space, and a welcome addition to the asset management segment. Besides Cranberry Run, another addition to the asset management business segment is our latest spec warehouse building, constructed on one of the three remaining lots at our Hollander Business Park in Baltimore, Maryland. The building was transferred from development into this business segment when it was placed in service during the his quarter. It is a state-of-the-art, 32 foot clear height distribution building of 94,350 square feet. This project is 33 percent leased as of last week, and the tenant will take occupancy in the first quarter of 2020, when tenant improvements are complete. Total revenues in this segment were $662,000, up $94,000 or 16.5 percent over the same period last year. Operating loss was $11,000, down $160,000, compared to the same quarter last year, due to a higher allocation of corporate expenses, increased operating expenses associated with the Cranberry Run acquisition and the addition of the Hollander spec building to this business segment. Relative to mining and royalty, total revenues for the quarter were $2,633,000 versus $2,055,000 in the same period last year, resulting in a 28 percent increase. Total operating profit correspondingly increased 30 percent in this segment to $2,422,000 versus $1,866,000 for the same period, resulting in a $556,000 increase. Among the reasons for this increase in revenue and operating profit is the trend of increased tonnage sales on eight of the ten active mines, along with contribution from our Fort Myers quarry, the revenue from which, now that mining has begun in earnest, was more than the double the minimum royalty we had been receiving. In the development segment, we were quite busy with many projects in the queue. So with respect to ongoing and new projects, they include: (1). Phase 1 of our joint venture with St. Johns Properties, consisting of two single-story office buildings, totaling 72,000 square feet and two small-bay retail buildings totaling 28,000 square feet in Baltimore County, Maryland, were placed in service at the end of last year. As of June 30, marketing efforts have resulted in a lease-up of 61 percent of the office component of the project. (2). Our efforts continue to be favorable towards achieving planned unit development status for our 118-acre tract in Carroll County, Maryland, now known as Hampstead Overlook. Concept plans continue to provide for a combination of 255 single family and townhouse building lots. (3). Our residential land development venture in Baltimore County, Maryland, now known as Hyde Park, went under contract of sale to a homebuilder during the quarter for the 122 townhouse and four single family lots that were previously approved by the appropriate government authorities. We currently have a $250,000 nonrefundable deposit, and subject to certain conditions, including receipt of a record plat for the aforementioned lot, settlement could be as early as the first quarter of 2020. Construction of Phase 2 of our RiverFront on the Anacostia Project in Washington, DC, now known as the Maren, is ahead of schedule and was 60 percent complete at the end of the quarter. Upon its completion, this mixed used development will consist of 264 apartments and 6900 square feet of first floor retail. The building is expected to receive its first resident in early 2020. Like we did for Phase 1, or Dock 79, as it's now known, this is a joint venture with MidAtlantic Realty Partners or MRP, in which FRP is the majority partner. (5). Earlier this year, we broke ground on Phase 1 of another joint venture opportunity with our partner at RiverFront, MRP, to develop the first phase of a multiphase mixed use residential and retail development, adjacent to the Red Line Metro Station in Northeast Washington, DC, known as Bryant Street (ph 0:09:34.7), which is just two stops north of Union Station. We contributed $32 million in common equity and another $23 million in preferred equity to the joint venture, and like the Maren, will hold a majority ownership interest in this venture. This property is located in a designated Opportunity Zone, which allows us to defer the capital gains on some of the pretax profits from the warehouse sale.
Phase 1 will consist of 487 apartments and 86,000 square feet of first floor and freestanding retail. Fifty-one thousand square feet of this retail has been preleased (ph 0:10:14.3). As of June 30, construction was 29 percent complete. Finally, at the end of the quarter, we created an opportunity fund with $50 million of additional capital gains proceeds from the warehouse sale that assuming appropriate long-term investments can be identified, the funds will quality for Opportunity Zone tax benefits.
The expiration date for asset identification is August 25, 2019. Moving onto our stabilized joint venture segment, average occupancy for the quarter was 96.4 percent, up 100 basis points from the same quarter a year ago. And on June 30, Dock 79 was 97.4 percent occupied. During the quarter, leased renewed at an average increased rent of 2.1 percent. Net operating income for this segment was $1,868,634, up 12.6 percent compared to the same quarter last year. The three retail suites that make up 76 percent of the total retail component continue to operate at high levels, with two of the three restaurants providing overage checks, which helped to bolster the NOI year to date. Dock 79 is a joint venture between the company and MRP, in which FRP is the majority owner, with a 66 percent ownership. As has been stated before, we began 2019 a very different company than we were at the start of 2018. The asset sale of a year ago has dramatically reshaped the landscape of our business and our direction forward. The disposition of 43 buildings, the infrastructure required to support it and the cash we retained from that disposition has shifted our focus towards development both from our own forces, but partnering with best-in-class third party teams and their respective asset classes, as the number of ongoing projects in our development segment demonstrates. As we move further from the financial crisis that sparked the severe global recession of 2008 and 2009, many of the memories of the risks associated with those trying times have naturally begun to fade. Rest assured, those memories remain front and center and guide us in everything we do. Despite or maybe because of the lack of consensus regarding economic forecasts, indicators and volatility of markets, we believe we're in an enviable financial position, given our current liquidity. We prize this liquidity and remain steadfast in our commitment to redeploy these proceeds as carefully as we possibly can. We have some of the best assets in the business segment in which we compete, as demonstrated by another amazing quarter from our mining and royalty segment and the continued ability to grow rents at Dock 79. We use these as our yardstick for measuring the acceptability of all future investment opportunities. Thank you, and I'll now turn back to John.

John Baker: Thank you, David. Now, if there are any questions, we'd be delighted to entertain them.

Operator: Thank you. At this time, we will open the floor for questions.
If you would like to ask a question, please press the star key, followed by the one key, on your touchtone phone now. Questions will be taken in the order in which they are received. If at any time, you would like to remove
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question, please press star one now. At this time, there are no questions in the queue.

John Baker: Well, thank you all for joining us today. We appreciate your interest in the company and look forward to talking to you next quarter.

Operator: Thank you. Ladies and gentlemen, this concludes today's teleconference. You may now disconnect.